Schedule 13 G



Item 1    (a)  Hi Shear Industries, Inc.
     (b)  3333 New Hyde Park Road
          North Hills, NY  11042


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  428399109


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  888,400
     (b)  15.17%
     (c) (i) Sole power to vote or direct the vote of all 888,400 shares
     (iii) Sole power to dispose of or direct the disposition of all 888,400 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    (a)  The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A




                   Schedule 13 G




Item 1    (a)  Hi Shear Industries, Inc.
     (b)  3333 New Hyde Park Road
          North Hills, NY  11042

Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  428399109


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  306,950
     (b)  5.24%
     (c)  (i) Sole power to vote or direct the vote of all 306,950 shares
     (iii) Sole power to dispose of or direct the disposition of all 306,950 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A



                         Schedule 13 G



Item 1    (a)  Hi Shear Industries, Inc.
     (b)  3333 New Hyde Park Road
          North Hills, NY  11042


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  428399109


Item 3 (d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  581,450
     (b)  9.93%
     (c)  (i) Sole power to vote or direct the vote of all 581,450 shares
     (iii) Sole power to dispose of or direct the disposition of all 581,450 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief,I certify that the information set forth in this statement is true, complete and correct.

January 22, 2001

Signature
Charles vK. Carlson, President
Name/Title


CUSIP No. 428399109      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              888,400
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      888,400
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     888,400

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     15.17%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No.  428399109     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              306,950
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      306,950
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     306,950

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     5.24%
12.  Type Of Reporting Person
      IA






CUSIP No.  428399109     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              581,450
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      581,450
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     581,450

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     9.93%

12.  Type Of Reporting Person
      IV